UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 10, 2014

MGC Diagnostics Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway
Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 10, 2014, MGC Diagnostics Corporation (the “Company”), through its newly established wholly-owned subsidiary, MGC Diagnostics Belgium S.P.R.L., a private limited liability company entered into a Stock Purchase Agreement to purchase 100% of MediSoft SA (“MediSoft”). MediSoft, based in Sorinnes, Belgium, is a privately held manufacturer of cardiorespiratory diagnostics products. MediSoft has operating subsidiaries in France, Germany and Italy. MediSoft is owned by Guy Martinot and Jean-Benoit Martinot (the “MediSoft shareholders”). The Company expects to close the transaction on August 1, 2014.

Under the Stock Purchase Agreement, MGC agreed to purchase all the stock of the MediSoft shareholders. The aggregate consideration for the purchase is €5.8 million ($7.9 million) in cash plus the issuance of warrants to purchase €1 million ($1.37 million) of MGC Diagnostics common stock based upon the price of MGC Diagnostics common stock at closing.

Of the aggregate cash consideration, approximately €4.1 million ($5.6 million) will be paid to the MediSoft shareholders and the remaining €1.7 million ($2.3 million) will be used to pay off existing debt of MediSoft. The final allocation will be determined at the closing.

Closing of the transaction is subject to customary conditions, but is not subject to financing or the approval of the Company’s shareholders. The Company intends to finance the acquisition of MediSoft from its current capital resources and a new bank credit facility that the Company intends to enter into in connection with closing of the MediSoft SA acquisition.

A copy of the press release announcing the execution of the Stock Purchase Agreement is attached as Exhibit 99.1

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)        Exhibits

The following exhibit is attached:

Exhibit No.	Description of Exhibit

99.1	MGC Diagnostics Corporation press release dated July 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGC DIAGNOSTIC CORPORATION

Dated: July 14, 2014	By	/s/ Todd M. Austin
Todd M. Austin
Chief Executive Officer

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